UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12
Virtual Radiologic Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑     No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VIRTUAL RADIOLOGIC CORPORATION

11995 Singletree Lane
Suite 500
Eden Prairie MN 55344
Tel: 952-595-1100

Dear Stockholders:

You are cordially invited to join us for our Annual Meeting of Stockholders, which will be held on Thursday, May 13, 2010, at 9:30 a.m. (Central Time) at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota. Holders of record of our common stock as of March 22, 2010 are entitled to notice of, and to vote, at the Annual Meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the Annual Meeting.

We hope you will be able to attend the Annual Meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the Annual Meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

By order of the Board of Directors,

Robert C. Kill
Chairman of the Board, President and Chief
Executive Officer

Eden Prairie, Minnesota
April 9, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS AND KEY EMPLOYEES
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
PROPOSAL 2 -- RATIFYING DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
AUDIT COMMITTEE REPORT
PROPOSAL 3 -- STOCKHOLDER PROPOSAL CONCERNING A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS
“HOUSEHOLDING” OF PROXY MATERIALS

VIRTUAL RADIOLOGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 13, 2010 at 9:30 a.m. Central Time

Place:	Virtual Radiologic Corporation Headquarters 11995 Singletree Lane Suite 500 Eden Prairie, MN 55344

Items of Business:	1. To elect three Class III directors to the Board of Directors, each to serve a three-year term.

2. To ratify the appointment of Deloitte & Touche LLP as Virtual Radiologic Corporation’s registered independent public accounting firm for the year ending December 31, 2010.

3. To consider and vote upon a stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

4. To act upon any other business that may properly be brought before the Annual Meeting of Stockholders, and any adjournment thereof.

Record Date and Voting of Securities:	Our Board of Directors has set March 22, 2010 as the record date for determining stockholders entitled to attend and vote at our Annual Meeting of Stockholders. Holders of our common stock, par value $0.001 per share, appearing on our books as of March 22, 2010 are entitled to notice of, and to vote at, our Annual Meeting of Stockholders. At the close of business on March 22, 2010, a total of 16,235,624 shares of common stock were outstanding, each entitled to one vote. The holders of a majority of the common stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. If such quorum shall not be present or represented at the Annual Meeting of Stockholders, the stockholders present or represented at the Annual Meeting of Stockholders may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented. Holders of common stock do not have cumulative voting rights.

Voting by Proxy:	The persons named as proxies in the enclosed form of proxy will vote the common shares according to the instructions given therein or, if no instruction is given, then in favor of all nominees named in the accompanying proxy statement, in favor of Proposal 2, and against Proposal 3 identified therein, and in the discretion of such persons as to any other matters to be voted upon at the Annual Meeting of Stockholders. A person giving a proxy may revoke it (i) before it is exercised, by delivering to the attention of Michael J. Kolar, our Corporate Secretary, a written notice terminating the proxy’s authority, (ii) by duly executing and delivering to the attention of Mr. Kolar a proxy bearing a later date, or (iii) attending the Annual Meeting of Stockholders and voting in person. A stockholder who attends the Annual Meeting of Stockholders need not revoke his or her proxy and vote in person unless he or she wishes to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2010

This Proxy Statement and the 2009 Annual Report are available at
http://ir.virtualrad.com/phoenix.zhtml?c=202538&p=proxy.

VIRTUAL RADIOLOGIC CORPORATION

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Virtual Radiologic Corporation is soliciting proxies for its Annual Meeting of Stockholders, to be held on Thursday, May 13, 2010, and any adjournment of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or provided to stockholders on or about April 9, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

There are three matters scheduled to be voted on at the meeting:

•	Election of three Class III directors to the Board of Directors, each to serve a three year term;

•	Ratification of the appointment of Deloitte & Touche LLP as Virtual Radiologic Corporation’s independent registered public accounting firm for the year ending December 31, 2010; and

•	To consider and vote upon a stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

Because no other stockholder proposals to be presented at the Annual Meeting were received prior to the deadline set forth in our Amended and Restated Bylaws and not withdrawn, only matters described in this proxy statement will be acted upon at the Annual Meeting. In general, if another matter requiring a vote of stockholders properly comes before the Annual Meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

Who is entitled to vote?

Stockholders as of the close of business on March 22, 2010, referred to as the “Record Date,” may vote at the Annual Meeting. As of the Record Date, there were 16,235,624 shares of Virtual Radiologic Corporation’s common stock issued and outstanding and eligible to vote at the Annual Meeting. Holders of Virtual Radiologic Corporation’s common stock are entitled to one vote per share and do not have cumulative voting rights.

How do I vote my shares without attending the meeting?

If you are a stockholder of record, meaning that your shares are not held in “street name” by your broker, you may vote your shares directly by proxy. Your proxy may be submitted by completing the proxy card enclosed with this proxy statement, and mailing it in the pre-addressed envelope that has been provided.

If your shares are held in a brokerage account, bank, trust, or other nominee, they are held in “street name.” The broker, bank, trust or other nominee is considered the stockholder of record with respect to those shares, although you are considered the beneficial owner. In order to vote your shares held in street name, you need to instruct your broker, bank, trust or other nominee how to vote. If this applies to you, the broker, bank, trust or other nominee has included instructions describing how you can direct your vote.

How do I vote my shares if I wish to attend the meeting?

If you are a stockholder of record, you may bring a valid form of identification to the meeting and vote your shares at that time. If your shares are held in street name, you may not vote your shares at the meeting in person, unless you have received a written proxy from the stockholder of record allowing you to do so.

Even if you currently plan on attending the meeting, you are encouraged to vote in advance by proxy, so that you can ensure your vote is counted if you become unable to attend in person.

Can I change my vote?

Yes. If you have submitted your vote by proxy, you may change your vote by:

•	Delivering to the attention of Michael J. Kolar, our Corporate Secretary, a written notice terminating the proxy’s authority before it is exercised;

•	Duly executing and delivering to the attention of Mr. Kolar a proxy bearing a later date; or

•	Attending the Annual Meeting of Stockholders and voting in person.

What constitutes a quorum?

Under our Amended and Restated Bylaws, at least a majority of the shares of our common stock outstanding as of the Record Date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting. This is referred to as a quorum. Your shares are counted for the purposes of determining whether there is quorum present if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy. In addition, abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner of the shares.

How many votes are required for a proposal to be approved?

For the election of the Class III directors, the three individuals receiving the highest number of “FOR” votes will be elected. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010 and the approval of the stockholder proposal requesting the adoption of a majority vote standard in the election of directors each require the “FOR” vote of at least a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010 and on the approval of the stockholder proposal requesting the adoption of a majority vote standard in the election of directors. If you abstain from voting on the proposal regarding the ratification of Deloitte & Touche LLP or the stockholder proposal requesting the adoption of a majority vote standard in the election of directors, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010 and “AGAINST” the stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

If you hold your shares in a brokerage account in your broker’s name (referred to as “street name”) and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Your broker or other nominee has discretionary authority to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you, but does not have discretionary authority to vote your shares on the election of directors or on the stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

Who is soliciting my vote and who pays for the cost of the proxy solicitation?

This proxy statement is furnished in connection with the solicitation of your vote by our Board of Directors. We will pay expenses for the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of ours, who will receive no extra compensation for their services, may solicit proxies personally, by telephone, facsimile, e-mail or personal conversation.

How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote:

•	“FOR” the election of Nabil N. El-Hage, Richard J. Nigon and Brian F. Sullivan to the Board of Directors of Virtual Radiologic Corporation as Class III Directors for a three year term;

•	“FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

•	“AGAINST” the stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the Annual Meeting. We will publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission, or SEC, within four business days of the Annual Meeting.

What are the deadlines for submitting stockholder proposals for the 2011 Annual Meeting of Stockholders?

In order for a stockholder proposal to be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices no later than the close of business on December 10, 2010. Any stockholder proposals intended to be presented in our proxy materials must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at the 2011 Annual Meeting must be given in writing to our secretary at our corporate headquarters, and must be received not later than March 14, 2011 and no earlier than February 12, 2011. The proposal must contain specific information required by Article II, Section 4 of our Amended and Restated Bylaws, a copy of which may be obtained by writing to our secretary or accessing our public filings with the SEC at www.sec.gov. If a proposal is not timely and properly made in accordance with all necessary procedures, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may vote on such matter in their discretion.

As described below, our Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors from stockholders who are eligible to vote for the election of directors. In accordance with our Amended and Restated Bylaws, stockholders of record may separately propose nominees for consideration by our Nominating and Corporate Governance Committee only after providing timely written notice to our secretary. In order to be timely for the 2011 Annual Meeting, the notice must be received at our corporate headquarters no later than February 12, 2011, and no earlier than January 13, 2011. The notice must set forth, among other things, (i) as to each nominee for election as a director, all information relating to such nominee that would be required to be disclosed in solicitations of proxies for election of directors, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on our stock transfer books, and of such beneficial owner and (b) the class, series and number of shares of our Company which are owned beneficially and of record by such stockholder and such beneficial owner.

How can I communicate with Virtual Radiologic Corporation’s Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, to all independent directors or to specified individual directors to: Virtual Radiologic Corporation, c/o Corporate Secretary, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344. All communications will be compiled by the Corporate Secretary and submitted to the Board of Directors or the specified director or directors on a periodic basis.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. The members of each class are elected for a three-year term, with the term of one class expiring each year. The terms of our current Class III directors, Nabil N. El-Hage, Richard J. Nigon and Brian F. Sullivan, are due to expire on the date of the Annual Meeting. The terms of our Class I directors, Eduard Michel, M.D., Ph.D., Kevin H. Roche and Andrew P. Hertzmark, are due to expire on the date of our 2011 Annual Meeting of Stockholders, and the terms of our Class II directors, Robert C. Kill, David L. Schlotterbeck and Mark E. Jennings, are due to expire on the date of our 2012 Annual Meeting of Stockholders.

Following the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has nominated Nabil N. El-Hage, Richard J. Nigon and Brian F. Sullivan for election as Class III directors at the Annual Meeting. Each of the nominees for election as a Class III director has consented to being named in this proxy statement, and has indicated a willingness to serve as a director if elected. If, for some reason, any of these nominees is unable to serve or is not a candidate at the Annual Meeting for any other reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

The following paragraphs provide information about each nominee and each director not standing for election. We believe that all of our director nominees and directors have personal and professional integrity, relevant business experience, strategic leadership ability and a diversity of experiences and background. The information presented below regarding each nominee or director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that each nominee and each director not standing for election should serve as a director in light of our business and structure.

Information Regarding Nominees for Class III Directors (to serve a three-year term ending in 2013)

Name	Age	Director Since	Position

Nabil N. El-Hage	51	2007	Director
Richard J. Nigon	62	2007	Director
Brian F. Sullivan	48	2008	Director

Nabil N. El-Hage, 51, has been a director since May 2007. Since January 2010, Mr. El-Hage has served as Senior Associate Dean for External Relations and Adjunct Professor of Business Administration at Harvard Business School; from 2005 until January 2010, Mr. El-Hage had been a Professor of Management Practice at Harvard Business School in the Finance Area. From January 2003 to June 2005, he was a Senior Lecturer at Harvard Business School. Mr. El-Hage originally joined the faculty of Harvard Business School in 1984. Prior to 2003, Mr. El-Hage gained experience in venture capital with TA Associates and Advent International, as well as on the operating side, as CFO of Back Bay Restaurant Group. He also served from 1995 to 2003 as

Chairman and from 1995 to 2002 as CEO of Jeepers! Inc., a private-equity-financed national chain of indoor theme parks. Mr. El-Hage is currently the Chairman and a trustee of the MassMutual Premier Funds. Mr. El-Hage graduated cum laude from Yale University with a degree in electronic engineering and earned his M.B.A. with the Highest Honors as a Baker Scholar from Harvard Business School. Our Board believes that Mr. El-Hage is qualified to serve as a director due to his audit and financial expertise, growth company operating experience, academic business and management expertise and substantial corporate governance expertise.

Richard J. Nigon, 62, has been a director since May 2007. Mr. Nigon is currently the Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm. Following the December 2006 acquisition of MJSK by Stifel Nicolaus through May 2007, Mr. Nigon was a Managing Director of Private Placements at Stifel Nicolaus. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors. Mr. Nigon also serves as a director of Vascular Solutions, Inc. and Northern Technologies International Corporation; he served as a director of Restore Medical, Inc. until it was acquired by Medtronic, Inc. in July 2008. Our Board believes that Mr. Nigon is qualified to serve as a director due to his audit and financial expertise, audit committee leadership experience, growth company operating experience, public company director experience and medical device and healthcare investment experience.

Brian F. Sullivan, 48, has been a director since September 2008. Mr. Sullivan is a seasoned executive and entrepreneur with more than 18 years of corporate board experience. Since 2003, Mr. Sullivan has served as president and chief executive officer of Maple Grove, Minnesota-based SterilMed, Inc., which repairs and refurbishes medical devices and equipment for the healthcare industry. Previously, Mr. Sullivan was co-founder, chairman and chief executive officer of Recovery Engineering, Inc., an industry leader in the design, manufacture, and marketing of consumer water treatment systems sold under the PUR brand name. Under Mr. Sullivan’s leadership, Recovery Engineering recorded compound annual growth of 51 percent, eventually growing annual revenue to nearly $200 million. Mr. Sullivan took Recovery Engineering public in 1993 and sold the company to Proctor and Gamble in 1999. Mr. Sullivan graduated magna cum laude from Harvard University with a degree in economics , and currently serves on the Board of Directors for Entegris, Inc., and the R.L. Winston Rod Company. Our Board believes that Mr. Sullivan is qualified to serve as a director due to his growth company experience, prior public company leadership experience and healthcare industry experience.

The Board of Directors recommends that stockholders vote
FOR
each of the nominees listed above.

Information Regarding Class I and Class II Directors

In addition to the three incumbent Class III Directors now standing for election, we have six additional directors who will stand for election according to their class over the next two years.

Eduard Michel, M.D., Ph.D., 47, is our Chief Medical Officer, and has served as a director since 2001. Please refer to “Executive Officers and Key Employees” for a description of Dr. Michel’s experience and positions within our Company. Dr. Michel will stand for election in 2011. Our Board believes that Dr. Michel is qualified to serve as a director due to his experience and perspective as a diagnostic radiologist, his leadership of our affiliated medical practices, and his unique teleradiology market perspective based upon his role as Company founder.

Andrew P. Hertzmark, 34, has been a director since April 2006. Since 2007, Mr. Hertzmark has been a partner of Generation Partners, a private investment firm that acquires and provides growth capital to companies primarily in the healthcare, business and information services, and media and entertainment sectors. From 2004 to 2007, Mr. Hertzmark was a vice president at Generation Partners. Prior to joining Generation Partners, Mr. Hertzmark was an associate at Galen Associates, a private investment firm focused on the healthcare industry. Mr. Hertzmark was also an analyst in the Investment Banking Division of UBS AG. Mr. Hertzmark currently serves on the board of directors of Post Education, Inc. and is a trustee of Post University. Mr. Hertzmark earned a B.A. from the University of Pennsylvania and received his M.B.A. from The Wharton School of Business. Mr. Hertzmark will stand for election in 2011. Our Board believes that Mr. Hertzmark is qualified to serve as a director due to his healthcare and growth company investment experience and his financial expertise.

Kevin H. Roche, 59, has been a director since November 2008. Mr. Roche’s extensive background in the healthcare industry includes more than 25 years in legal, strategic advisory and executive operating roles. Mr. Roche is currently a managing partner at Vita Advisors LLC, a mergers and acquisition advisory firm focused solely on the healthcare industry. Previously, Mr. Roche spent 14 years with UnitedHealth Group, serving as General Counsel before becoming the CEO of the Ingenix division. Prior to UnitedHealth, he held senior executive and legal positions with Partners National Health Plans and American Medcenters Inc. Mr. Roche earned his law degree from the University of Minnesota Law School and received his M.B.A. from the University of Minnesota’s Carlson School of Business. Mr. Roche will stand for election in 2011. Our Board believes that Mr. Roche is qualified to serve as a director due to his healthcare industry experience and third party payer experience.

Robert C. Kill, 46, has served as our President and Chief Executive Officer since January 2009 and has served as a director since 2009. Please refer to “Executive Officers and Key Employees” for a description of Mr. Kill’s experience and positions within our Company. Mr. Kill will stand for election in 2012. Our Board believes that Mr. Kill is qualified to serve as a director due to his healthcare industry experience, operating and sales experience and teleradiology market perspective based upon Company experience.

David L. Schlotterbeck, 62, has been a director since June 2008. Since 2009, Mr. Schlotterbeck has been the Chairman and CEO of CareFusion, a $4 billion medical technology company traded on the NYSE. He has spent more than 20 years in the healthcare industry. He previously served as vice chairman of Cardinal Health, a publicly traded, $90 billion provider of pharmaceutical, clinical and medical products from 2004 to 2009, and was chief executive officer of Cardinal Health’s Clinical and Medical Products Sector, one of the largest and fastest growing medical device businesses in the world, from 2006 to 2009. Mr. Schlotterbeck served as president and chief executive officer of Alaris Medical Systems until it was acquired by Cardinal Health in 2004. Mr. Schlotterbeck has also held senior management positions at publicly traded medical device and healthcare information technology companies, and has public company board experience. Mr. Schlotterbeck holds an engineering degree from General Motors Institute, and a post-graduate degree in engineering from Purdue University. Mr. Schlotterbeck will stand for election in 2012. Our Board believes that Mr. Schlotterbeck is qualified to serve as a director due to his healthcare and medical device industry experience and public company leadership experience.

Mark E. Jennings, 47, has been a director since May 2005. Since 1996, Mr. Jennings has been the Managing Partner and co-founder of Generation Partners, a private investment firm that acquires and provides growth capital to companies primarily in the healthcare, business and information services, and media and entertainment sectors. Prior to founding Generation Partners, Mr. Jennings was a Partner at Centre Partners, a private equity firm affiliated with Lazard Freres, and prior to that, he was employed at Goldman, Sachs & Co. Through Generation Partners and predecessor firms, he has invested in more than 50 companies over the past 20 years and has served on the Board of Directors of 23 companies, including inVentiv Health, MedVance Institute, Agility Recovery Solutions, Sterling Infosystems and Six Flags, Inc. Mr. Jennings also serves as the Chairman of the Board of Post University. Mr. Jennings earned a Bachelor of Science in Mechanical Engineering with Highest Honors from the University of Texas and received his M.B.A. from the Harvard Business School. Mr. Jennings is the brother of Richard W. Jennings, our Chief Technology Officer. Mr. Jennings will stand for election in 2012. Our Board believes that Mr. Jennings is qualified to serve as a director due to his healthcare and growth company investment experience, financial expertise, and corporate strategy expertise.

CORPORATE GOVERNANCE

Board of Directors and Committees

Board of Directors Meetings

During the year ended December 31, 2009, the Board of Directors of Virtual Radiologic Corporation met 10 times. Each director attended more than 75% of the meetings of the Board of Directors and committees on which such director served during the period when such director was serving on the Board or a committee thereof. The Board of Directors conducted business by written action from time to time and also occasionally engaged in informal discussions with management during the year.

Board Leadership

In May 2009, our Board of Directors appointed Mr. Kill to serve as Chairman of the Board. In appointing Mr. Kill, the Board determined that Mr. Kill’s service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders given Mr. Kill’s in-depth knowledge of the issues, opportunities and challenges facing the Company, and that Mr. Kill is best positioned to communicate these issues to the other directors and to efficiently develop and lead agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board also determined that the active involvement of the Board’s independent directors, the constructive relationship between the independent directors and management, and the regular meetings of the independent directors in executive session (chaired on a rotating basis by the chairs of the independent board committees) supported this combined role and did not warrant the additional appointment of any individual as a lead independent director. The Board retains the authority to review and modify this leadership structure as it may deem appropriate from time in the interests of the Company’s stockholders.

Audit Committee

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our Audit Committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance of our independent auditors; (ii) maintains direct responsibility for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; (iv) has authority to approve any transaction between our Company and any related party (including officers, directors and owners of 5% or more of our outstanding stock); and (v) has prepared the “Audit Committee Report” found in this proxy statement. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee Charter.

Our Audit Committee currently consists of Richard J. Nigon (Chair), Nabil N. El-Hage and Brian F. Sullivan. Our Board of Directors has determined that Messrs. Nigon, El-Hage and Sullivan are independent as such terms are defined under the rules of the Nasdaq Global Market and, for purposes of audit committee membership, the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that Mr. Nigon and Mr. El-Hage are both “audit committee financial experts” as defined in applicable SEC rules, and that all members of the committee satisfy the financial sophistication requirements of the Nasdaq Global Market. The Audit Committee met five times and acted by written action at various times during 2009.

Compensation Committee

Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations. Our President and Chief Executive Officer assists our Compensation Committee primarily by making recommendations regarding the amount and type of compensation to be paid to our executives and in so doing, shares information with the Compensation Committee from performance reviews conducted with each of our other executives. In making final recommendations regarding the form and amount of compensation to be paid to our named executive officers, our Compensation Committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as those listed under the heading “Compensation Discussion and Analysis — Determination of Compensation.” A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee Charter.

Our Compensation Committee also has the responsibility to review and make recommendations to our Board of Directors concerning compensation for non-employee members of our Board of Directors, including retainers and any other cash compensation, equity compensation, benefits and perquisites. To ensure that such pay levels for our non-employee directors remain competitive, when making recommendations to our Board of Directors concerning compensation for our non-employee directors, the Compensation Committee may take into account such factors as our size, industry characteristics, location, the practices of comparable companies and such other factors as the Compensation Committee deems relevant. Decisions regarding director compensation made by our Compensation Committee are not considered final and are subject to final review and approval by our entire Board of Directors.

The Compensation Committee currently consists of Nabil N. El-Hage (Chair), Richard J. Nigon and Kevin H. Roche. Messrs. El-Hage, Nigon and Roche are independent as such term is defined under the rules of the Nasdaq Global Market. The Compensation Committee met five times and acted by written action at various times during 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluating our Board of Directors and management; developing, reviewing and recommending corporate governance guidelines and a corporate code of business conduct and ethics; administering and overseeing our Equity Ownership Guidelines, which are discussed in more detail under the heading “Compensation Discussion and Analysis — Equity Ownership Guidelines,” including the annual progress measurement, and reporting the results thereof to the covered individuals and our Board of Directors; and generally advising our Board of Directors on corporate governance and related matters. A more detailed description of the Nominating and Corporate Governance Committee’s functions can be found in our Nominating and Corporate Governance Committee Charter.

Our Nominating and Corporate Governance Committee consists of Brian F. Sullivan (Chair), Kevin H. Roche, and David L Schlotterbeck, each of whom is independent as such term is defined under the rules of the Nasdaq Global Market. The Nominating and Corporate Governance Committee met five times and acted by written action at various times during 2009.

The Nominating and Corporate Governance Committee establishes and approves criteria for nomination to serve on the Board of Directors. The committee has historically identified candidates based upon recommendations from directors, management and significant stockholders, and will consider other stockholder nominees.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. Accordingly, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience and backgrounds and will consider factors such as relevant business experience, prior director experience, strategic leadership and personal and professional integrity individually and as a part of its diversity assessment. The committee will also assess the prior contributions of incumbent directors in considering their potential re-nomination to the Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Any stockholder who wishes to nominate a director candidate for consideration by the Nominating and Corporate Governance Committee in anticipation of the 2011 Annual Meeting of Stockholders may write to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344. Such recommendations must be received no later than February 12, 2011 and no earlier than January 13, 2011.

The Nominating and Corporate Governance Committee will consider the same membership criteria for those individuals recommended by stockholders as that considered for all other individuals, although the committee does not have a formal process for such consideration. The Nominating and Corporate Governance Committee has not adopted such a formal process because of its historical experience of a lack of stockholder recommendations, and will consider a more formal policy should stockholder recommendations become more common.

Board Oversight of Risk

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas of risk being conducted by the relevant board committees that report on their deliberations to the full Board of Directors. The oversight responsibility of the Board of Directors and its committees is enabled by management reporting processes that are designed to provide information to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of risk that the Board of Directors and its committees focus on include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks.

The standing committees of the Board of Directors oversee risks associated with their respective principal areas of focus. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The Audit Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our Company. The Compensation Committee is responsible for overseeing risks and exposures associated with our executive and director compensation programs and arrangements and management succession planning. The Nominating and Corporate Governance Committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant Company policies and procedures, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for Senior Executive and Financial Officers, and risks related to our corporate governance matters and policies and director succession planning.

We believe our current board leadership structure is appropriate and helps ensure proper risk oversight for our Company for a number of reasons, including strong oversight by our standing board committees that are currently comprised of and chaired by our independent directors, and our President, Chief Executive Officer and Chairman of the Board’s focus on leading productive board strategic planning sessions and allocating the appropriate time to discussion of risk.

Director Attendance at the Annual Meeting

We encourage, but do not require, all of our directors to attend the Annual Meeting. All of the directors who were serving on the Board of Directors at the time of our 2009 Annual Meeting of Stockholders attended the meeting other than Dr. Sean Casey.

Our Codes of Conduct and Committee Charters

Because it is our policy to comply with all applicable laws, rules and regulations and to conduct our business in keeping with the highest moral, legal and ethical standards, we have adopted a Code of Business Conduct applicable to all of our employees, officers and members of the Board of Directors. The Code of Business Conduct covers topics including:

•	Conflicts of Interest;

•	Protection and Proper Use of the Company’s Assets;

•	Corporate Opportunities;

•	Compliance with Law;

•	Fair Dealing;

•	Confidentiality; and

•	Accuracy of Public Disclosures.

We have also adopted a separate Code of Ethics for Senior Executive and Financial Officers, which outlines specific standards applicable to our President and Chief Executive Officer, Chief Financial Officer and General Counsel. The Code of Ethics for Senior Executive and Financial Officers covers, among other things, the accuracy and timeliness of our reports and documents filed with the SEC, encouraging ethical behavior among peers and subordinates, and preserving our confidential information.

Our Board of Directors has also adopted Corporate Governance Guidelines. The Corporate Governance Guidelines cover, among other things, the primary functions of our Board of Directors, director qualifications and responsibilities, director access to management, director compensation, director orientation and continuing education, management succession planning, and the annual performance evaluation of our Board of Directors and its committees.

The Code of Business Conduct, the Code of Ethics for Senior Executive and Financial Officers, the Corporate Governance Guidelines, the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter can be found on our website, www.virtualrad.com, under the heading “Investor Relations — Corporate Governance” We intend to post on our website any amendments to or waivers from the provisions of our Code of Business Conduct and the Code of Ethics for Senior Executive and Financial Officers within four business days following the date of such amendment or waiver. With respect to all references to our website throughout this proxy statement, the information contained on or linked to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the SEC.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Name	Age	Position and Experience

Robert C. Kill	46	Robert C. Kill has served as our President and Chief Executive Officer since January 2009 and as one of our directors since 2009, and was previously our President and Chief Operating Officer beginning in May 2007. Prior to joining us, Mr. Kill was President of Physician Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill received a Bachelor’s degree in Economics from the University of Notre Dame.
Leonard C. Purkis	61	Leonard C. Purkis has served as our Chief Financial Officer since April 2008. Mr. Purkis was recruited out of retirement to join us. He previously served as Chief Financial Officer of E*TRADE Financial from 1998 to the end of 2003. Mr. Purkis served as Chief Financial Officer of Iomega Corp. from 1995 to 1998. Before joining Iomega, Mr. Purkis spent 12 years in senior management roles with General Electric’s Capital, Lighting and Plastics businesses in both the United States and Europe. Mr. Purkis is a Fellow member of the Institute of Chartered Accountants in England and Wales, and became a U.S. citizen in 2000.
Richard W. Jennings	49	Richard W. Jennings has served as our Chief Technology Officer since April 2007. Prior to joining us, Mr. Jennings served as president and managing director of Assess IT, a technology management consulting firm providing technology assessment and chief technology officer services to early-stage public and private technology-enabled companies, since 2002. Prior to founding Assess IT, Mr. Jennings also held numerous management technical positions in the information technology industry, including eight years as vice president and general manager (Western Division) for Computer Sciences Corporation’s technology management business unit, providing technology integration, outsourcing, and consulting services to clients in healthcare, aerospace, and energy industries. Mr. Jennings serves on the board of MedNet Solutions, a privately held healthcare clinical trials technology firm. Mr. Jennings earned a B.S. degree in Mechanical Engineering from the University of Texas at Austin, and an M.S. degree in Management from Stanford University’s Graduate School of Business. Additionally, he holds the Certified Information Systems Auditor (CISA) credential issued by the Information Systems Audit and Control Association. Mr. Jennings is the brother of Mark E. Jennings, one of our directors.

Name	Age	Position and Experience

Eduard Michel, M.D., Ph.D.	47	Eduard Michel, M.D., Ph.D. is our Chief Medical Officer and a member of our Board of Directors. He is also one of the co-founders of the Company, and has been a director since 2001. Prior to joining Virtual Radiologic Corporation, he was engaged in a private neuroradiology practice in Minneapolis and a clinical assistant professor of radiology at the University of Minnesota. Dr. Michel has a CAQ in neuroradiology from the American Board of Radiology. He received his B.S. and M.D. degrees from the University of Minnesota, where he completed training in diagnostic radiology and neuroradiology. He has co-authored three book chapters and more than 20 peer-reviewed articles and presented more than 45 scientific seminars at medical conferences around the world.
Michael J. Kolar, J.D.	40	Michael J. Kolar, J.D. has served as our Vice President, General Counsel and Secretary since January 2009. Prior to joining Virtual Radiologic Corporation, Mr. Kolar was a partner in the Corporate Finance Group of Oppenheimer Wolff & Donnelly LLP in Minneapolis. His experience includes extensive public company compliance, corporate governance and corporate finance transactional work. He also served as co-chair of the firm’s Corporate Finance and Transactions Group and co-chair of the firm’s Medical Technology Industry Group. Mr. Kolar rejoined Oppenheimer in 2001 after serving as general counsel of Rooster.com, an Internet-based, business-to-business exchange founded by the world’s leading agribusiness companies. Prior to joining Rooster.com, he was a senior associate with the firm. Mr. Kolar holds a Bachelor’s degree in Business Administration from the University of Notre Dame and earned his law degree, summa cum laude, from the William Mitchell College of Law in St. Paul.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis relates to the material elements of our compensation policies and programs for fiscal year 2009 for Mr. Kill, who became our Chief Executive Officer on January 26, 2009, Mr. Purkis, our Chief Financial Officer, and Dr. Michel, Mr. Richard W. Jennings, and Mr. Kolar, our three other most highly compensated executive officers during fiscal 2009. Pursuant to applicable disclosure rules, this Compensation Discussion and Analysis also discusses compensation paid during 2009 to Dr. Casey, who served as our Chief Executive Officer from January 1 to January 26, 2009. These individuals are referred to as our named executive officers.

The Compensation Discussion and Analysis also reviews the objectives, philosophy, process and decisions underlying the compensation of our named executive officers. The Compensation Discussion and Analysis should be read together with the compensation tables and related footnotes found below under the heading “Executive Compensation.”

Compensation Philosophy

We believe that profitable growth of our Company is fundamental to stockholder value creation and to our overall business well-being, and that a significant contribution to that well-being can be made by Company leaders. Thus, we believe that an effective compensation program serves to attract and retain key employees that are instrumental to our long-term success. Such a compensation plan also serves to align our key employees’ interests with the Company’s and rewards strong individual and Company performance.

Compensation Policies and Objectives

Consistent with our philosophy, the primary objectives of our compensation policies are (1) to attract and retain qualified employees and (2) to incentivize them to promote the continued profitable growth of our Company. In doing so, we seek to align the interests of our key employees, our stockholders and our Company through a combination of cash and equity-based compensation. We also believe in keeping our compensation programs reasonably simple and transparent. In this spirit, we have historically kept our compensation programs to basic elements consisting of base salary, cash incentive compensation linked to Company and individual performance, equity awards, and certain fringe benefit programs, such as health insurance. We believe that the mix of cash-based and equity-based compensation is effective in attracting top quality talent for each of our top executive officer positions and encouraging our executive officers to achieve our primary corporate objectives of growth in revenues and profitability.

Determination of Compensation

Our Compensation Committee develops, reviews and recommends compensation policies and programs for our named executive officers for approval by our Board of Directors. In addition to developing, reviewing and recommending all elements of executive compensation, the Compensation Committee is also responsible for developing and overseeing our general compensation philosophy and policy, specific compensation plans for our executive officers, and making recommendations regarding non-employee director compensation. Our Compensation Committee generally meets between four and six times during each year to evaluate the success of our past compensation programs, to develop new compensation strategies for the future, to consider changes to existing programs and to review and recommend annual compensation changes. As discussed above under the heading “Board of Directors and Committees — Compensation Committee” our Chief Executive Officer provides information and recommendations to the Compensation Committee from time to time regarding executive officer compensation.

The initial base salary and target incentive cash compensation amounts for each of our named executive officers are set forth in employment agreements with each named executive officer. Equity-based compensation granted to our named executive officers upon commencement of their employment with us is also set forth in their employment agreements. Subsequent equity grants recommended by the Compensation Committee and approved by the Board are set forth in individual award agreements.

In October 2006, we engaged Hewitt Associates, Inc., an independent compensation consultant, to evaluate our overall compensation program and to provide us with its report of comparable company compensation ranges. The identities of the companies considered in the Hewitt report were not provided to us. Our Compensation Committee considered the Hewitt report in its deliberations and determined to establish 2007 and 2008 base salaries for our named executive officers consistent with the 75th percentile of the reported ranges for base salaries and incentive cash compensation provided by Hewitt in its review of comparable companies. The Compensation Committee selected the 75th percentile as a basis for named executive officer compensation as it believed that this level was appropriate to attract and retain executive talent needed to support the Company’s significant growth efforts and manage the Company through and following its initial public offering.

In setting Mr. Purkis’ compensation upon his initial employment by the Company in 2008, the Compensation Committee took into account the compensation studies and compensation recommendations of Heidrick & Struggles, a nationally recognized independent executive search firm hired by the Company. Heidrick & Struggles’ recommendations were based on its general knowledge of our industry, the then-current market for similar executives in similarly-sized companies, and consideration of inducing Mr. Purkis to join us out of retirement.

In setting 2009 compensation levels for the named executive officers, the Compensation Committee took into account pre-existing executive compensation, as set after considering the information and compensation studies discussed above. The committee also considered comparative compensation data provided by Frederic W. Cook & Co. regarding levels of base, incentive and equity compensation for executives in the Company’s

“proxy peer group” used for stock return comparison purposes pursuant to Securities and Exchange Commission disclosure requirements. The companies included in the report consisted of the following companies:

Allion Healthcare American Dental Partners Bio-Imaging Technologies Bio-Reference Labs Cardionet Computer Programs & Systems eResearch Technology Genoptix IPC	MEDTOX Scientific Merge Healthcare NightHawk Radiology Services Omnicell QuadraMed SonoSite U.S. Physical Therapy Vital Images

Fiscal 2009 compensation for Mr. Kolar, who joined the Company on January 1, 2009, took into account the prior compensation paid to our former general counsel, the recommendations of Mr. Kill following his review of the current market for experienced legal professionals and similar executives in similarly-sized companies, and negotiations with Mr. Kolar to induce him to join us from private practice.

The Compensation Committee approved its 2009 compensation recommendations at a meeting held on February 3, 2009 for each named executive officer other than Mr. Kolar. Mr. Kolar’s compensation was approved in December 2008, prior to his employment by the Company. As Dr. Casey’s service as the Company’s Chief Executive Officer terminated effective January 26, 2009, base compensation paid to Dr. Casey as a named executive officer from January 1 to January 26, 2009 represented a continuation of 2008 amounts. All other amounts paid to Dr. Casey in fiscal 2009 were provided under the terms of the Transition Agreement between the Company and Dr. Casey. The compensation paid under the Transition Agreement was determined on the basis of a report produced by Frederic W. Cook & Co. regarding compensation to be paid to Dr. Casey as the Company’s Chairman of the Board, and pursuant to negotiations between the Company and Dr. Casey regarding post-employment compensation terms of his prior employment agreement. The Transition Agreement is more fully described under the heading “Executive Compensation — Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables — Agreements with Sean Casey, M.D.”

Elements of Executive Compensation

The key elements of our executive compensation are as follows:

Element	Character	Objectives

Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.

Incentive Cash Compensation	Short to Mid-Term	Varies based on the Company’s attainment of annual performance measures and individual objectives that are aligned with the business strategy and stockholders’ interests.

Equity-Based Compensation	Long-Term	Varies based on long-term stock price performance and aligns with stockholders’ interests.

In recommending and approving named executive officer compensation, the Compensation Committee and the Board of Directors review the total value of all elements of compensation to seek to ensure an appropriate aggregate level of compensation and an appropriate mix between long and short term elements, and between base and variable, performance-linked elements.

Base Salary

Base salary is intended to provide our named executive officers with a fixed component of compensation for services performed and to enable them to meet regular financial obligations.

As indicated above, in prior fiscal years the Compensation Committee had recommended base salary levels for our named executive officers based upon information provided by Hewitt Associates and Heidrick & Struggles. In recommending 2009 base salary, the committee additionally considered comparative company data provided by Frederic W. Cook & Co. After considering existing base salary levels, management recommendations regarding base salary increases, and the additional data provided by Frederic W. Cook & Co., the Compensation Committee determined not to recommend any increase in base salary for Mr. Purkis, Dr. Michel or Mr. Jennings, or for the Chief Executive Officer position, to which Mr. Kill was appointed on January 26, 2009, as the committee believed that executive base salaries were appropriately set at or near the 50th percentile of the comparative data. Mr. Kolar’s fiscal 2009 base salary was determined in connection with his initial employment by the Company on January 1, 2009, based upon the factors discussed above.

In connection with the new employment and independent physician agreements entered into by the Company and Virtual Radiologic Professionals, LLC (“VRP”), the Company’s affiliated medical practice, with Dr. Michel, effective July 1, 2009, Dr. Michel’s compensation arrangements were substantially amended. As a result of these amendments, Dr. Michel’s base salary was increased from $120,000 to $350,000, and his annual compensation for services to VRP was reduced from $380,000 to $50,000. This change in the mix and net amount of overall base compensation was approved by the Compensation Committee to take into account Dr. Michel’s increased duties as an executive officer of the Company, including services rendered as a Company executive to VRP, pursuant to the management and license agreement between the Company and VRP, and in connection with the increase in Dr. Michel’s incentive cash compensation opportunity with the Company, discussed below.

Incentive Cash Compensation

For fiscal 2009, the Compensation Committee approved performance-based incentive cash compensation targets for our named executive officers that were designed to promote attainment of overall financial performance goals for the Company, as well as individual objectives aligned with the Company’s 2009 business strategy. Target incentive cash compensation amounts for 2009 were set at 50% of base salary for each named executive officer other than Mr. Kill and Dr. Michel. Mr. Kill’s 2009 incentive cash compensation target was set at 60% of base salary upon his promotion to the position of Chief Executive Officer. Dr. Michel’s target annual incentive cash compensation opportunity was initially set at $60,000, and was subsequently increased to $100,000 in connection with his employment and independent physician agreement changes effective July 1, 2009. These target amounts were set by the Compensation Committee after considering the comparative data from Hewitt & Associates, Heidrick & Struggles and Frederic W. Cook & Co. and executive base salary levels. Considering the overall terms of the incentive cash compensation program, the committee believed that the target compensation amounts provided meaningful incentives to advance the interests of the Company and our stockholders. Pursuant to the terms of his Transition Agreement with the Company, Dr. Casey did not participate in the Company’s 2009 incentive cash compensation program.

Under the terms of the Company’s 2009 incentive cash compensation program, payments to each named executive officer could range from 0% to 200% of the target amount. Payment of the incentives depended upon Company financial performance, as measured by fiscal 2009 adjusted EBITDA, and, in the case of each named executive officer other than Mr. Kill, achievement relative to individual performance goals established by Mr. Kill and intended to advance the Company’s overall business strategies. The Compensation Committee and the Board retained discretion to adjust incentive cash compensation targets and payments based upon the occurrence of extraordinary events and other circumstances deemed relevant.

For purposes of the 2009 incentive cash compensation program, adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization, and without regard to medical malpractice reserves or the effects of physician and employee non-cash stock-based compensation expense. The level of funding available for 2009 incentive payments to named executive officers was determined on a scale, ranging from 0% of target incentive amounts at pre-incentive compensation funding adjusted EBITDA of $21.4 million or lower, scaling up to a maximum of 200% of target incentive amounts at pre-incentive compensation funding adjusted EBITDA of $31.3 million or higher.

Individual performance objectives for each named executive officer other than Mr. Kill related to the following initiatives: Mr. Purkis: capital expenditure controls, accounts receivable collections, productivity and compensation initiatives, and SG&A controls; Dr. Michel: productivity and compensation initiatives, new service introductions and medical practice leadership initiatives; Mr. Jennings: deployment of the Company’s proprietary PACS technology, new technology licensing transactions, technology cost reductions, software developments and platform availability metrics; Mr. Kolar: contracting and business development activities, governmental relations initiatives and legal compliance related initiatives. Given Mr. Kill’s overall responsibility for Company financial results and execution of business strategy, Mr. Kill’s 2009 incentive cash compensation payout was determined solely on adjusted EBITDA performance. The Company’s adjusted EBITDA performance targets were determined by the committee to be achievable but aggressive goals, particularly in light of the anticipated difficult economic environment, and the individual performance objectives set by Mr. Kill were likewise established to be achievable, but only with significant levels of additional effort by the named executive officers.

The Company’s reported 2009 adjusted EBITDA of $27.6 million correlated to pre-incentive compensation payment adjusted EBITDA of $30.4 million, funding the incentive payment pool at 180% of target. As discussed above, this level also determined Mr. Kill’s incentive cash compensation payout reflected in the Summary Compensation Table. For each other named executive officer, the Compensation Committee reviewed the officer’s performance relative to the individual performance goals, based upon information provided by Mr. Kill, reporting his assessment of individual performance relative to individual goals at 100% for each of Mr. Purkis, Mr. Jennings, and Mr. Kolar, and 84% for Dr. Michel, resulting in the payout reflected in the Summary Compensation Table.

Equity-Based Compensation

We issue equity-based compensation to our named executive officers upon the commencement of their employment with us and periodically as determined by our Compensation Committee. Prior to fiscal 2009, all equity-based compensation had been granted in the form of stock options because of the perceived value to the option holder. In fiscal 2009, we began to provide equity grants to our named executive officers and other management employees as a mix of stock options and restricted stock, principally to reduce the potential dilution impact of our equity grant programs and to provide continued alignment with stockholder interests in volatile stock price scenarios. Restricted stock awards made to named executive officers in 2009 were in lieu of one half of the number of shares that would have otherwise been granted as options, and were granted as one fourth of the number of the replaced option shares as an approximation of the relative value between the two award types.

We believe that the practice of granting equity awards to named executive officers and other highly compensated employees helps to align their interests with those of the Company and the stockholders as a whole. Pursuant to our policies, equity grants to named executive officers are recommended by the Compensation Committee, and are subject to approval by our Board of Directors. Exercise prices for all options granted to named executive officers are set at fair market value, as determined by the closing price of a share of the Company’s common stock on the date of Board approval of the grant.

In fiscal 2009, Mr. Kill was awarded 40,000 shares of restricted stock and options to purchase 100,000 shares of stock in connection with his promotion to the position of Chief Executive Officer and the committee’s consideration of his existing equity holdings and the level of equity believed to be appropriate to optimally align Mr. Kill’s long term interests with those of the Company and our stockholders, taking into account his increased responsibilities and comparative position data. Additionally, Mr. Purkis and Mr. Jennings were each awarded 15,000 shares of restricted stock and options to purchase 37,500 shares of stock after consideration of their respective holdings and levels deemed appropriate for their positions by the committee and comparative position data. Upon joining the Company, Mr. Kolar was awarded options to purchase

80,000 shares of stock based upon negotiations and the Committee’s determination of an appropriate level of equity to induce Mr. Kolar to join the Company. In consideration of his significant equity holdings as a Company founder, no additional equity awards to Dr. Michel were recommended or granted.

Equity Ownership Guidelines

During fiscal 2009, the Company adopted equity ownership guidelines for executive officers and directors as a means of encouraging equity ownership among such individuals and thereby further aligning their interests with those of the Company and our stockholders. The guidelines provide that covered individuals shall seek to accumulate, and thereafter maintain, holdings of Company stock valued at or above $100,000, in the case of non-employee directors, two times base salary, in the case of the Chief Executive Officer, and base salary, in the case of each other executive officer. The guidelines provide for an accumulation goal of five years from initial election or appointment, provide that unvested shares of restricted stock (but not options) and other shares in which the individual has a direct or indirect pecuniary interest are counted toward the goal, and provide for regular monitoring and review of progress by our Nominating and Corporate Governance Committee. In February 2010, the Nominating and Corporate Governance Committee reviewed progress toward the goals set forth in the guidelines and determined sufficient progress or achievement by the covered individuals.

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) retirement plan, including a Company match. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

Severance and Change in Control Payments

We have entered into employment agreements with each of our named executive officers providing for certain payments subsequent to, or in connection with, the termination of their employment by us without cause or by the executive for good reason, including in connection with any change in control of the Company. These benefits are more fully described below under “Potential Payments Upon Termination or Change in Control.” We believe that this type of compensation arrangement is necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions, and expect that we will continue to offer these benefits to our named executive officers for the foreseeable future.

Impact of Tax and Accounting Treatment

We do not currently have a policy with respect to Section 162(m) of the Internal Revenue Code. During the year ended December 31, 2009, no compensation was paid to any of the named executive officers that was non-deductible as a result of the limitations imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Virtual Radiologic Corporation has reviewed the Compensation Discussion and Analysis contained in this proxy statement and has discussed it with management. Based upon the Compensation Committee’s own review, and the discussions with management, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of
Directors

Nabil N. El-Hage (Chair)
Richard J. Nigon
Kevin H. Roche

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation earned by each of our named executive officers with respect to the years ended December 31, 2009, 2008, and 2007.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Robert C. Kill	2009	$411,932	$335,600	$436,999	$453,109	$8,355	$1,645,995
President and Chief Executive Officer	2008	$325,000	$—	$—	$40,000	$6,678	$371,678
Officer(1)	2007	$192,329	$—	$1,047,390	$48,305	$156,512	$1,444,536
Leonard C. Purkis	2009	$300,000	$134,700	$177,165	$269,708	$5,175	$886,748
Chief Financial Officer(1)	2008	$214,521	$—	$1,264,047	$35,000	$2,481	$1,516,049
Richard W. Jennings	2009	$300,000	$134,700	$177,165	$269,617	$10,773	$892,255
Chief Technology Officer	2008	$300,000	$—	$—	$50,000	$12,828	$362,828
	2007	$224,384	$—	$672,692	$70,377	$6,533	$973,986
Eduard Michel M.D., Ph.D.	2009	$235,945	$—	$—	$120,829	$328,085	$684,859
Medical Director	2008	$120,000	$—	$—	$15,000	$384,966	$519,966
	2007	$120,000	$—	$—	$15,600	$384,788	$520,388
Michael J. Kolar	2009	$260,000	$—	$350,979	$233,747	$5,365	$850,091
Vice President, General
Counsel and Secretary(1)
Sean O. Casey M.D.	2009	$35,671	$—	$—	$—	$670,938	$706,609
Former Chief Executive	2008	$420,000	$—	$—	$20,000	$79,705	$519,705
Officer(1)	2007	$375,123	$—	$648,868	$180,000	$86,232	$1,290,223

(1)	In January 2009, Dr. Casey resigned as Chief Executive Officer, and Mr. Kill assumed the position of President and Chief Executive Officer. Mr. Kill joined us as our President and Chief Operating Officer in May 2007. Mr. Purkis joined us as our Chief Financial Officer in April 2008. Mr. Kolar joined us as our Vice President, General Counsel and Secretary in January 2009.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the closing sale price of our common stock on the date of grant.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding the key assumptions used in determining the fair value of options granted, see Note 9 — Stock-Based Compensation to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	These amounts represent payments under our 2009 management incentive compensation plan, as confirmed and recommended by the Compensation Committee and approved by the Board of Directors. See the Compensation Discussion and Analysis for a more detailed discussion of the plan.

(5)	The amounts shown in this column for 2009 include the following with respect to each named executive officer

			Tax	VRP Physician	VRP Tax
	401(k)	Life Insurance	Preparation	Agreement	Conversion
Name	Match	Premiums	Fees	Compensation	Indemnity

Robert C. Kill	$8,040	$315	$—	$—	$—
Leonard C. Purkis	4,923	252	—	—	—
Richard W. Jennings	10,521	252	—	—	—
Eduard Michel, M.D., Ph.D.	4,483	294	—	242,500	80,808
Michael J. Kolar	5,146	218	—	—	—
Sean O. Casey, M.D.	1,476	26	15,431	3,901	191,705

In addition, the amounts shown for Dr. Casey include $38,398 for his service as non-employee Chairman from January 26, 2009 to April 1, 2009, and severance of $420,000 following his service as Chairman pursuant to the terms of his Transition Agreement with the Company. See “Executive Compensation — Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables — Agreements with Sean Casey, M.D.”

Grants of Plan-Based Awards

The following table sets forth grants made to our named executive officers under both equity and non-equity incentive plans during the 2009 fiscal year.

				All Other	All Other
				Stock	Option
		Estimated Future		Awards:	Awards:	Exercise	Grant
		Payouts Under		Number of	Number of	or Base	Date Fair
		Non-Equity Incentive Plan		Shares of	Securities	Price of	Value of Stock
	Grant	Awards(1)		Stock or	Underlying	Option	and Option
Name	Date(2)	Target	Maximum	Units (#)(2)	Options (#)(2)	Awards	Awards(3)

Robert C. Kill	1/26/09	—	—	—	100,000	$8.39	$436,999
	1/26/09	—	—	40,000	—	—	$335,600
	—	$252,000	$504,000	—	—	—	—
Leonard C. Purkis	2/3/09	$150,000	$300,000	—	37,500	$8.98	$177,165
	2/3/09	—	—	15,000	—	—	$134,700
Richard W. Jennings	2/3/09	$150,000	$300,000	—	37,500	$8.98	$177,165
	2/3/09	—	—	15,000	—	—	$134,700
Eduard Michel, M.D., Ph.D.(4)	—	$80,000	$160,000	—	—	—	—
Michael J. Kolar	1/1/09	—	—	—	80,000	$8.48	$350,979
	—	$130,000	$260,000	—	—	—	—
Sean O. Casey, M.D.	—	—	—	—	—	—	—

(1)	Amounts disclosed in this column represent the target and maximum amounts of cash incentive compensation payable to our named executive officers under our 2009 management incentive compensation plan, as approved by our Board of Directors on February 3, 2009. Target payments were based upon each executive officer’s employment agreement, and were set at 60% of base salary for Mr. Kill, $60,000 for Dr. Michel, which amount was subsequently increased to $100,000, effective July 1, 2009, and 50% of base salary for each other named executive officer. Additional information regarding our 2009 management incentive compensation plan is included above in “Compensation Discussion and Analysis — Elements of Executive Compensation — Incentive Cash Compensation.” Amounts earned under the 2009 incentive compensation plan were paid in January 2010 following approval of the Board of Directors.

(2)	Stock options and restricted stock awards are granted under our Amended and Restated Equity Incentive Plan and vest in equal annual increments on each of the first four anniversaries of the date of grant.

(3)	Valuation of option awards is based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and does not reflect whether the grantee has actually realized a financial benefit from the award. For information regarding the key assumptions used in determining the fair value of options granted, see Note 9 — Stock-Based Compensation to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for the year ended December 31, 2009. The grant date fair value of stock awards is determined based on the closing sale price of our common stock on the date of grant.

(4)	Reflects prorated incentive potential based upon Dr. Michel’s July 1, 2009 employment agreement and his prior agreement. See “Executive Compensation — Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables — Employment Agreement and Physician Agreement with Eduard Michel, M.D., Ph.D.”

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreement and Physician Agreement with Eduard Michel, M.D., Ph.D.

On July 30, 2009, we entered into an employment agreement with Dr. Eduard Michel, our Medical Director, having an effective date of July 1, 2009. The new employment agreement provides for an annual base salary of $350,000, subject to increase at the discretion of our Board, and a target annual incentive cash compensation opportunity of $100,000, subject to the terms and conditions of the Company’s annual incentive compensation plans as approved by the Board. On the same date, Dr. Michel also entered into an Independent Physician Agreement with VRP providing him with annual compensation of $50,000 for his services to VRP. Dr. Michel’s prior agreement with the Company provided for an annual base salary of $120,000 and an annual incentive compensation opportunity, at target, of $60,000, and his prior agreement with VRP provided him with annual compensation of $380,000. The revised compensation terms contained in the new agreements are intended to reflect Dr. Michel’s increased duties as an executive officer of the Company, including services rendered as a Company executive to VRP, pursuant to the management and license agreement between the entities.

Dr. Michel’s employment agreement with the Company provides for a three-year term with automatic renewal for subsequent one-year terms thereafter, unless earlier terminated or unless notice of non-renewal is provided. Pursuant to the employment agreement, Dr. Michel is entitled to certain post-termination benefits as described below under “Potential Payments Upon Termination or Change in Control.” Dr. Michel’s agreement also provides for customary confidentiality and invention assignment provisions, and prohibitions on customer or employee solicitation and competition during the term of the agreement and for a period of two years thereafter.

Employment Agreements with Certain Other Named Executive Officers

On July 30, 2009, we also entered into new employment agreements with each of Mr. Kill, Mr. Purkis, Mr. Jennings, and Mr. Kolar. These new employment agreements are in substantially the same form and contain the terms and conditions described above with respect to Dr. Michel’s new form of agreement, other than compensation amounts. In entering into these agreements we did not alter the compensation payable to any of these other executive officers, and the term of each of these new agreements remains the same as each individual officer’s prior agreement with us. Under the terms of these agreements, base salaries and target annual incentive compensation (expressed as a percentage of base salary) for each named executive officer are as follows: Mr. Kill — $420,000, 60%; Mr. Purkis — $300,000, 50%; Mr. Jennings — $300,000, 50% and Mr. Kolar — $260,000, 50%. Under each agreement, the level of base salary is subject to increase at the discretion of our Board, and the level of target annual incentive compensation is subject to the terms and conditions of the Company’s annual incentive compensation plans as approved by the Board.

Agreements with Sean Casey, M.D.

We entered into an employment agreement with Dr. Casey effective as of October 1, 2007, pursuant to which Dr. Casey served as our Chief Executive Officer. This agreement governed the term of Dr. Casey’s employment with us as Chief Executive Officer until his resignation on January 26, 2009 and concurrent termination of his employment agreement. Under the employment agreement, Dr. Casey was entitled to an annual base salary of $420,000, which could be increased at the Board’s discretion, and an annual incentive compensation target of up to 50% of his base salary, or such greater percentage as provided in an annual incentive compensation plan approved by our Board of Directors. Dr. Casey was additionally entitled to request that we pay half the cost of purchasing both (i) disability insurance for Dr. Casey, which insures continuing compensation at a rate of one-half of his base salary for the duration of any long-term disability, and (ii) a $1 million life insurance policy, which would be payable to Dr. Casey’s designated beneficiary in the event of his death during the term of the agreement.

VRP entered into an amended and restated physician agreement with Dr. Casey effective as of September 13, 2007, pursuant to which Dr. Casey served as the President and principal executive officer of VRP and provided radiology interpretation and consultation services at VRP’s request. Under the agreement, Dr. Casey was entitled to $67,000 of base compensation, an additional amount of up to $10,000 per year for radiologic interpretations performed, and reimbursement of up to $250 per month for expenses incurred by him in connection with his provision of services under the agreement.

In connection with his resignation in January 2009, Dr. Casey entered into a Transition Agreement with us, which modified certain prospective terms of his former employment agreement, and called for certain payments in satisfaction of certain terms of the former employment agreement. The Transition Agreement provided, among other things, that (i) Dr. Casey would be entitled to be paid a total of $20,000 in lieu of any other incentive compensation Dr. Casey may have been entitled to for fiscal 2008, (ii) monthly payments for his services as a director and non-executive Chairman of the Board in the aggregate amount of $210,000 per year, which payments were made to Dr. Casey through March 2010, (iii) Dr. Casey’s outstanding options at the time of his resignation as our Chief Executive Officer would continue to vest and be exercisable during his service as a director, (iv) Dr. Casey would be entitled to a severance payment of $420,000, payable in twelve consecutive monthly installments, upon his termination as the Chairman of the Board for various reasons, including the Company’s failure to nominate him for re-election to the Board; (v) the Company would indemnify Dr. Casey for certain liabilities related to his transition of ownership of the Company’s affiliated medical practices to Dr. Michel, and (vi) VRP must maintain medical malpractice insurance for the benefit of Dr. Casey, which covers conduct that occurred as a result of radiological services rendered during the term of his service to VRP, with minimum coverage of $1 million per claim and $3 million in the aggregate annually for a period of at least seven years after termination of Dr. Casey’s physician agreement. Dr. Casey is also subject to non-compete and non-solicitation obligations following his service as Chairman.

On April 1, 2009, the Board of Directors determined not to nominate Dr. Casey for re-election as a director and determined to end Dr. Casey’s service as Chairman, based upon the recommendations of the Nominating and Corporate Governance Committee and considerations of board size, board relationships and functionality, board composition and the desire to have Mr. Kill elected as a director. Resulting payments to Dr. Casey are discussed below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at December 31, 2009.

			Option Awards				Stock Awards
			Number of	Number of
			Securities	Securities			Number of	Market
			Underlying	Underlying			Shares of	Value of
			Unexercised	Unexercised			Stock that	Shares
			Options —	Options —	Option	Option	have Not	that have
Name	Grant Date		Exercisable	Unexercisable	Exercise Price	Expiration Date	Vested	Not Vested

Robert C. Kill	5/29/07	(1)	100,000	100,000	$12.00	4/30/2017	—	—
	11/14/07	(2)	12,500	12,500	$17.00	11/14/2014	—	—
	1/26/09	(2)	—	100,000	$8.39	01/26/2019	—	—
	1/26/09	(2)	—	—	—	—	40,000	$510,400
Leonard C. Purkis	4/14/08	(2)	40,000	120,000	$16.54	4/14/2018	—	—
	2/3/09	(2)	—	37,500	$8.98	2/3/2019	—	—
	2/3/09	(2)	—	—	—	—	15,000	$191,400
Richard W. Jennings	4/12/07	(3)	65,000	65,000	$12.00	3/31/2017	—	—
	11/14/07	(2)	7,500	7,500	$17.00	11/14/2014	—	—
	2/3/09	(2)	—	37,500	$8.98	2/3/2019	—	—
	2/3/09	(2)	—	—	—	—	15,000	$191,400
Eduard Michel, M.D., Ph.D.	7/1/06	(4)	16,667	—	$12.00	4/18/2013	—	—
Michael J. Kolar	1/1/09	(2)	—	80,000	$8.48	1/1/2019	—	—
Sean O. Casey, M.D.	11/14/07		100,000	—	$17.00	11/14/2014	—	—

(1)	This award vests ratably in four annual installments on May 31 of each of 2008, 2009, 2010, and 2011.

(2)	These awards vest ratably in four annual installments on each of the first four anniversaries of the date of grant.

(3)	This award vests ratably in four annual installments on March 31 of each of 2008, 2009, 2010, and 2011.

(4)	This award vested ratably in three annual installments on July 1 of each of 2007, 2008, and 2009.

Option Exercises and Stock Vested

During the year ended December 31, 2009, there were no options exercised by any of our named executive officers and none of the restricted stock awarded to our named executive officers became vested.

Potential Payments Upon Termination or Change in Control

Employment Agreements with Named Executive Officers other than Dr. Casey

Pursuant to the terms of the employment agreements that we entered into with and Mr. Kill, Dr. Michel, Mr. Jennings, Mr. Purkis and Mr. Kolar in July 2009 and that are currently in effect, in the event that Messrs. Kill, Jennings, Purkis, Kolar and/or Dr. Michel’s employment is terminated by the executive for good reason or by us without cause (as each is defined in the agreement) other than in connection with a change in control, the executive will be entitled to the following severance benefits: (i) a pro rata portion of the annual incentive compensation amount for the year in which termination occurs (at the time that annual incentive payments are paid to other senior executives), (ii) continuation of base salary for 12 months, (iii) a lump sum payment equal to 12 times the monthly premium amount that we would have been required to pay for group life insurance and group long term disability had the executive continued to be employed by us, and (iv) subject to the executive’s continued co-payment of premiums, continued participation for 12 months in the Company’s group medical and/or dental plans, or payment of the Company portion of all premiums under such plans if participation is not feasible.

In the event that Messrs. Kill, Jennings, Purkis, Kolar and/or Dr. Michel’s employment is terminated by the executive for good reason or by us without cause (as each is defined in the agreement) in connection with a change in control the executive will be entitled to the following severance benefits: (i) a lump sum payment equal to the sum of (a) 12 months of base salary, (b) 60%, in the case of Mr. Kill, 29%, in the case of Dr. Michel, and 50%, in the case of Messrs. Jennings, Purkis and Kolar, of the executive’s base salary, as compensation for the cancellation of the executive’s incentive compensation opportunity, (c) 12 times the monthly premium amount that we would have been required to pay for group life insurance and group long term disability had the executive continued to be employed by us, and (ii) subject to the executive’s continued co-payment of premiums, continued participation for 12 months in the Company’s group medical and/or dental plans, or payment of the Company portion of all premiums under such plans if participation is not feasible.

The employment agreements with each of Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel additionally provide that all equity awards granted to such individuals will vest immediately upon a change of control, as defined therein. Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel are all subject to non-compete and non-solicit obligations during the term of the employment and for two years thereafter pursuant to the terms of their employment agreement.

Upon termination for any reason, including the circumstances discussed above, Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel would each be entitled to (i) any unpaid base salary through the date of termination, (ii) any unpaid incentive compensation earned with respect to any fiscal year ending on or preceding the date of termination, and (iii) reimbursement for any unreimbursed expenses.

If the aggregate payments to Mr. Kill, Dr. Michel, Mr. Jennings, Mr. Purkis or Mr. Kolar under their employment agreement or otherwise in connection with any change of control of the Company would subject to the executive officer to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the aggregate payments to the executive officer would be reduced to the greatest amount that could be paid without triggering the excise tax on the executive officer, but only if such reduction would result in a greater after tax amount paid to the executive officer.

Transition Agreement with Sean Casey, M.D.

Under our Transition Agreement with Sean Casey, M.D., our former Chairman and Chief Executive Officer, Dr. Casey was to serve as the non-executive Chairman of the Board for a period of one year following the date of the Transition Agreement, which term was to renew for additional one year periods. As discussed above, the Board of Directors determined to end Dr. Casey’s service as Chairman effective as of April 1,

2009. Because Dr. Casey’s service as Chairman of the Board was terminated due to the Board’s decision not to nominate him for re-election to the Board of Directors, Dr. Casey became entitled to a severance payment of $420,000, payable in monthly installments over a period of 12 months following the determination, and a minimum of $10,036 and a maximum of $20,073 in the form of continued benefits.

Potential Payments to Named Executive Officers

Assuming that a termination without cause had occurred on December 31, 2009, Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel would be entitled to receive the amounts set forth in the following table, under the applicable circumstances set forth below. The following table does not include any accrued and unpaid base salary, incentive compensation or unreimbursed expenses to which the executives also would be entitled.

	In Connection with	Other than in Connection with
	Change in Control	Change in Control
			Termination by
			us without
		Termination	Cause or
		Due to	by NEO
		Death or	with Good
Name and Description of Benefit		Disability	Reason

Robert C. Kill
Base Salary Payment/Continuation	$420,000	$—	$420,000
Payment of Pro-rata Portion of 2009 Incentive Compensation(1)	—	453,109	453,109
Payment of 2009 Target Incentive Compensation	252,000	—	—
Market Value of Equity Award Acceleration(2)	1,023,400	—	—
Lump Sum Payment of Life and Disability Insurance Premium	5,684	—	5,684
Value of Continuation of Medical and/or Dental Plan Coverage	9,612	—	9,612
Leonard C. Purkis
Base Salary Payment/Continuation	$300,000	$—	$300,000
Payment of Pro-rata Portion of 2009 Incentive Compensation(1)	—	269,708	269,708
Payment of 2009 Target Incentive Compensation	150,000	—	—
Market Value of Equity Award Acceleration(2)	333,150	—	—
Lump Sum Payment of Life and Disability Insurance Premium	924	—	924
Value of Continuation of Medical and/or Dental Plan Coverage	—	—	—
Richard W. Jennings
Base Salary Payment/Continuation	$300,000	$—	$300,000
Payment of Pro-rata Portion of 2009 Incentive Compensation(1)	—	269,617	269,617
Payment of 2009 Target Incentive Compensation	150,000	—	—
Market Value of Equity Award Acceleration(2)	382,550	—	—
Lump Sum Payment of Life and Disability Insurance Premium	924	—	924
Value of Continuation of Medical and/or Dental Plan Coverage	9,612	—	9,612

	In Connection with	Other than in Connection with
	Change in Control	Change in Control
			Termination by
			us without
		Termination	Cause or
		Due to	by NEO
		Death or	with Good
Name and Description of Benefit		Disability	Reason

Eduard Michel, M.D., Ph.D.
Base Salary Payment/Continuation	$350,000	$—	$350,000
Payment of Pro-rata Portion of 2009 Incentive Compensation(1)	—	120,829	120,829
Payment of 2009 Target Incentive Compensation	80,000	—	80,000
Market Value of Equity Award Acceleration(2)	—	—	—
Lump Sum Payment of Life and Disability Insurance Premium	5,486	—	5,486
Value of Continuation of Medical and/or Dental Plan Coverage	9,612	—	9,612
Michael J. Kolar
Base Salary Payment/Continuation	$260,000	$—	$260,000
Payment of Pro-rata Portion of 2009 Incentive Compensation(1)	—	233,747	233,747
Payment of 2009 Target Incentive Compensation	130,000	—	—
Market Value of Equity Award Acceleration(2)	342,400	—	—
Lump Sum Payment of Life and Disability Insurance Premium	2,955	—	2,955
Value of Continuation of Medical and/or Dental Plan Coverage	—	—	—

(1)	Based on fiscal 2009 adjusted EBITDA and individual performance.

(2)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options by such officer as of December 31, 2009 ($12.76), and (ii) the exercise price of the options.

The value of the automatic acceleration of the vesting of restricted stock held by a named executive officer is based on: (i) the number of unvested shares of restricted stock held by such officer as of December 31, 2009, multiplied by (ii) the market price of our common stock on December 31, 2009 ($12.76).

Director Compensation

The following table sets forth all compensation earned by each of our non-employee directors during the year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total

Nabil N. El-Hage	$65,500	$29,996	$95,496
Richard J. Nigon	$67,750	$29,996	$97,746
Andrew P. Hertzmark	$47,000	$29,996	$76,996
Mark E. Jennings	$47,000	$29,996	$76,996
David L. Schlotterbeck	$49,000	$—	$49,000
Brian F. Sullivan	$62,500	$—	$62,500
Kevin H. Roche	$55,750	$—	$55,750

(1)	Mr. Kill and Dr. Michel are not included in this table because they were employees of our Company during 2009 and thus received no compensation for their services as directors. The compensation they received as employees is shown in the Summary Compensation Table. Dr. Casey is not included in this table because he was an employee of our Company for a portion of 2009 and the compensation he received as an employee and for his services as a director after the termination of his employment is shown in the Summary Compensation Table.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the closing sale price of our common stock on the date of grant.

Narrative Disclosure to the Director Compensation Table

We currently pay our non-employee directors an annual fee of $35,000, and each non-employee member of our Board of Directors is also paid a fee of $1,000 for each board and committee meeting that they attend. The chairman of the Audit Committee is paid an additional annual fee of $10,000 and each member of the Audit Committee, other than the chairman, is paid an annual fee of $5,000. The chairman of the Compensation Committee is paid an additional annual fee of $7,500 and each member of the Compensation Committee, other than the chairman, is paid an additional annual fee of $3,750. The chairman of our Nominating and Corporate Governance Committee is paid an annual fee of $2,500.

Prior to May 7, 2009, each non-employee director also received a non-incentive option grant to purchase 30,000 shares of our common stock, vesting evenly over a three year period from the date of grant, upon their initial appointment to the Board of Directors. On May 7, 2009, our Board of Directors approved modifications to our equity grant program for our non-employee directors, based upon a review of our non-employee director compensation program by our Compensation Committee and the committee’s resulting recommendations. Under the modified program, non-employee directors are granted shares of restricted stock having a grant date value of $50,000 upon their initial election or appointment to the board, with vesting occurring on the first anniversary of the director’s initial election or appointment, assuming continued service as a director through that date. Additionally, non-employee directors are granted annual awards of restricted shares having a grant date value of $30,000, beginning with the first annual meeting following the first anniversary of the director’s initial appointment or election and at each annual meeting thereafter, with vesting occurring on the earlier of the first anniversary of the grant date or the next annual meeting, assuming continued service as a director through such date.

We reimburse all members of our Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings, including coach-class air travel.

As employees of our Company, Mr. Kill and Dr. Michel do not receive separate compensation for their service on the Board of Directors.

Risk Considerations

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company and that our executive incentive compensation arrangements do not encourage our executives to take unnecessary or excessive risks that could threaten the value of our Company. As a matter of best practice, we will continue to monitor our executive compensation program to ensure that it continues to align the interest of our executives with those of our long-term stockholders while avoiding unnecessary or excessive risk.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his immediate family and affiliates) and our Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with our Company and our management.

Our Board of Directors has determined that Richard J. Nigon, Nabil N. El-Hage, David L. Schlotterbeck, Brian F. Sullivan and Kevin H. Roche are independent as such term is defined under the Securities Exchange Act of 1934, as amended, and the rules of the Nasdaq Global Market. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entirely comprised of independent directors.

Related Person Relationships and Transactions

Our Board of Directors recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of our Company and our stockholders. Notwithstanding these considerations, our Board of Directors recognizes that there are situations where such transactions may be in the best interests of our Company and our stockholders. Accordingly, the Board of Directors has adopted a written policy, whereby the Audit Committee is given the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If it is not practicable for the Audit Committee to review and approve a related person transaction prior to its effectiveness, the Audit Committee may do so at its next meeting. If a related person transaction arises in between Audit Committee meetings, either our General Counsel or our Chief Financial Officer may present the transaction to the chairman of the Audit Committe, who may approve the transaction, subject to the ratification of the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is to be annually reviewed by the Audit Committee to ensure that such transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding such transaction are made.

Under our policy, a related person transaction is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which our Company was or is to be a participant, and a related person had or will have a direct or indirect material interest. Related person transactions specifically include purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness, and employment by our Company of a related person. The Board of Directors has determined that interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and / or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction generally do not constitute material interests.

A related person transaction is considered approved or ratified under our policy if it is authorized by the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Audit Committee shall review all related person transactions, regardless of amount, and consider (i) the related person’s relationship to our Company and interest in the transaction (as an approximate dollar value, without regard to profit or loss); (ii) the approximate total dollar value involved in the related person transaction; (iii) whether the transaction was undertaken in the ordinary course of business of our Company; (iv) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to our Company than terms that could have been reached with an unrelated third party; (v) the terms on which the related person offers the products or services involved in the transaction to unrelated parties; (vi) the purpose of, and the potential benefits to our Company of, the transaction; (vii) whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K; and (viii) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about each related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of our Company and its stockholders. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on our Company or the related person in connection with approval of each related person transaction.

The Audit Committee has reviewed and approved each of the transactions described below.

Management, License and Service Agreements with Affiliated Medical Practices

The Company provides radiologic interpretations for emergency and routine care coverage to radiology practices, hospitals, clinics and diagnostic imaging centers primarily located within the United States. In this “Certain Relationships and Related Transactions and Director Independence” section of this proxy statement, the Company is sometimes referred to as “vRad.”

Virtual Radiologic Professionals, LLC (VRP) is the Company’s affiliated physician-owned medical practice that contracts with independent contractor physicians for the provision of their services to fulfill customer contracts held by vRad or the “Professional Corporations,” consisting of Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Michigan, P.C., Virtual Radiologic Professionals of Minnesota, P.A., Virtual Radiologic Professionals of New York, P.A. and Virtual Radiologic Professionals of Texas, P.A. VRP and the Professional Corporations are collectively referred to as the “Affiliated Medical Practices.”

Prior to February 10, 2009, VRP was owned by four individuals, including Dr. Casey (as a majority owner and managing member) and Dr. Michel, and each of the Professional Corporations was owned and controlled solely by Dr. Casey. Effective February 10, 2009, VRP and each of the Professional Corporations became wholly owned and controlled by Dr. Michel.

The relationships among vRad and the Affiliated Medical Practices are governed by management, licensing and professional services agreements. Pursuant to a professional and management services agreement and license between vRad and VRP, vRad provides all of the management services necessary for the operations of VRP and licenses vRad’s technology infrastructure to VRP for use by our affiliated radiologists. VRP provides physician services to fulfill vRad’s customer contracts. vRad pays VRP a service fee which is intended to cover the cost of physician compensation paid to its radiologists and a portion of the costs of malpractice insurance. The fee rate is established by agreement between vRad and VRP with consideration for the fair market value of VRP’s use of vRad’s systems, technology infrastructure and management services.

Pursuant to management services agreements between vRad and each of the Professional Corporations, vRad provides all of the management services necessary for the operations of each of the Professional Corporations and licenses vRad’s technology infrastructure to each of the Professional Corporations. In consideration of these services, each of the Professional Corporations pays vRad a management and license fee.

In addition, each of the Professional Corporations has contracted with VRP for the provision of physician services to fulfill customer contracts held by the Professional Corporation and pays VRP a fee intended to cover the cost of physician compensation paid to our affiliated radiologists and a portion of the costs of malpractice insurance.

The management of vRad was involved significantly in the design and creation of the Affiliated Medical Practices and, with the exception of rendering medical judgments, controls their continuing operations through rights contained in management service agreements, including the unilateral right to appoint a successor owner of the Affiliated Medical Practices under certain circumstances (which provisions were amended on April 30, 2009), to reset the management fee on an annual basis and to restrict the distribution of any accumulated earnings to the equity owners of the Affiliated Medical Practices. The management service agreements that exist between the entities are perpetual agreements that are not cancellable by the owner of the Affiliated Medical Practices other than for gross negligence, fraud or other illegal acts by vRad, and they were not intended to cause a party other than vRad to bear any economic risk or reward. The management fees contained in these agreements are generally evaluated on an annual basis, for purposes of resetting vRad’s financial interests in the Affiliated Medical Practices, and to ensure that no party other than vRad bears any economic risk or reward.

Tax Indemnification Payments

Effective January 1, 2009, the equity holders of VRP agreed to a change in the taxation status of VRP from partnership taxation to corporate taxation at the request of the Company. Although the structure of VRP is not intended to cause a party other than vRad to bear any economic risk or receive any economic reward, the tax status conversion resulted in non-cash, taxable income recognition by Dr. Casey and Dr. Michel. To compensate them for the personal tax liability incurred, the Company provided tax indemnity and related gross-up payments to Dr. Casey and Dr. Michel in the amount of $191,705 and $80,808, respectively

Investor Rights Agreement

We are a party to an investor rights agreement with Generation Partners, who previously held shares of our Series A Preferred Stock, which shares of Series A Preferred Stock were converted into shares of our common stock upon the completion of our initial public offering in November 2007. Under the terms of the investor rights agreement, we have, among other things, agreed to effect up to two registered offerings upon request from the holders of at least 50% of the registrable stock then outstanding; agreed to effect up to one registered offering on Form S-3 per six-month period upon request from the holders of at least 50% of the registrable stock; and granted incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the investor rights agreement.

Our obligation to effect any demand for registration by Generation Partners is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $2.5 million in the case of any demand for registration on Form S-1 and $500,000 in the case of any demand for registration on Form S-3. In connection with any registration effected pursuant to the terms of the investor rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing expenses as well as expenses relating to the marketing and promotional efforts for the offering as requested by the managing underwriter. However, the underwriting discounts and commissions payable in respect of registrable securities will not be borne by us. We have also agreed to indemnify stockholders, including the holders of registrable securities, in any registration effected pursuant to the terms of the investor rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the investor rights agreement and which include an indemnity against certain liabilities under the Securities Act of 1933, as amended. Substantially all of the other operative provisions of the investor rights agreement terminated upon the completion of our initial public offering.

Executive and Director Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, consulting, transition, and other agreements we have entered into with our current and former directors and executive officers.

PROPOSAL 2 — RATIFYING DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending on December 31, 2010. Deloitte & Touche replaced PricewaterhouseCoopers LLP in its capacity as our outside auditing firm effective as of February 23, 2009.

While stockholder approval of Deloitte & Touche LLP’s appointment is not required by law, our Board of Directors believes that is in stockholders’ best interests to submit the matter for ratification at the Annual Meeting. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider its selection, but will have no obligation to terminate the appointment.

Representatives of Deloitte & Touche LLP are anticipated to be present at the Annual Meeting, and will have an opportunity to make a statement and will be able to answer appropriate questions.

The Board of Directors recommends that stockholders vote
FOR
the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

Dismissal of Prior Independent Registered Public Accounting Firm

On February 23, 2009, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. The decision to dismiss PricewaterhouseCoopers LLP was approved by our Audit Committee. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements for our fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During our fiscal years ended December 31, 2008 and 2007 and through February 23, 2009, (i) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports for such years, and (ii) except as disclosed in the next paragraph, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2005 and our financial statements for certain interim quarterly periods in 2006, management determined three material weaknesses existed in the Company’s internal controls over financial reporting because the Company lacked a sufficient complement of accounting personnel with an appropriate level of knowledge to account for certain complex, non-routine transactions, including non-employee stock-based compensation, variable interests and preferred stock financing transactions. Our management subsequently took steps to address these material weaknesses and improve its internal controls over financial reporting, including the hiring and training of additional experienced financial personnel and the implementation of additional internal control policies and procedures, and, as of June 30, 2007, had determined that the previously identified material weaknesses were remediated.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit, Audit-Related, Tax and Other Fees

Effective February 23, 2009, Deloitte & Touche LLP was ratified as our independent registered public accounting firm. Prior to 2009, we did not engage Deloitte & Touche LLP for any audit, tax or other engagements. The following table sets forth the aggregate fees for professional services billed to us by Deloitte & Touche LLP, for the year ended December 31, 2009.

Fee Category	2009

Audit Fees	$389,100
Audit-Related Fees	$—
Tax Fees	$—
All Other Fees	$—

Total Fees	$389,100

Audit Fees.  Consists of fees billed to us for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings for the year ended December 31, 2009, and services that are normally provided in connection with statutory and regulatory filings.

The following table sets forth the aggregate fees for professional services billed to us by PricewaterhouseCoopers LLP for the year ended December 31, 2008, our previous independent registered public accounting firm for fiscal 2008.

Fee Category	2008

Audit Fees	$550,406
Audit-Related Fees	$68,000
Tax Fees	$22,000
All Other Fees	$2,462

Total Fees	$642,868

Audit Fees.  Consists of fees billed to us for professional services performed by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings for the year ended December 31, 2008, and services that are normally provided in connection with statutory and regulatory filings.

Audit-Related Fees.  Consists of fees billed by PricewaterhouseCoopers LLP to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There services also include consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees billed by PricewaterhouseCoopers LLP for services related to the establishment of vRad Professional Insurance, Ltd., a wholly-owned subsidiary of our Company that was formed as an exempted company in the Cayman Islands with limited liability.

All Other Fees.  Consists of fees billed by PricewaterhouseCoopers LLP to us for subscriptions to audit-related software.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy whereby it pre-approves appropriate funding for payment of (a) compensation to our independent accountants for the purpose of rendering audit and non-audit services, (b) compensation to any advisors engaged by the Audit Committee and (c) ordinary administrative expenses necessary to carry out its duties. The Audit Committee may delegate pre-approval authority to any member of the Audit Committee; provided that such member shall present any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our external auditors.

Our financial statements for the year ended December 31, 2009, were audited by Deloitte & Touche LLP independent registered public accounting firm.

As part of its activities, the Audit Committee has:

1. Reviewed and discussed with management our audited financial statements;

2. Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under SEC rules, U.S. Public Company Accounting Oversight Board rules and the rules of the Nasdaq Global Market;

3. Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4. Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2009, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of
Virtual Radiologic Corporation

Richard J. Nigon (Chair)
Nabil N. El-Hage
Brian F. Sullivan

PROPOSAL 3 — STOCKHOLDER PROPOSAL CONCERNING A MAJORITY VOTE STANDARD
FOR THE ELECTION OF DIRECTORS

We have received the following proposal from Dr. Sean Casey, 3920 N. Ocean Drive, 2A, Singer Island, Florida, 33404. Dr. Casey’s beneficial ownership of our common stock is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management. We are not responsible for the contents of the stockholder proposal or supporting statement, both of which are quoted verbatim in italics below, including the underlining and bold text.

Proposal and Supporting Statement of Stockholder Proponent

RESOLVED:  That the shareholders of Virtual Radiologic Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:  Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s vote standard to provide that director nominees must receive a majority of the vote cast in order to be elected or re-elected to the Board.

I believe that a majority vote standard in director elections would give shareholders a more meaningful role in the election process. This standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.

Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The proposed majority vote standard would require that a director receive a majority of the votes cast in order to be elected to the Board.

Leading proxy advisory firms typically support majority vote proposals. In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, Dell, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action. Less than one-third of the S&P 500 companies still use this straight plurality standard (plurality without a director resignation policy).

The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in addressing the status of an unelected director.

As a founder of the Company, I urge your support for this important director election reform.

Our Statement in Opposition to Stockholder Proposal

After consideration of the subject matter of this stockholder proposal, our Board of Directors unanimously recommends a vote “AGAINST” this proposal. Our Board has arrived at this recommendation following a study of the issue by our Nominating and Corporate Governance Committee and the full Board that concluded that our existing policies provide our stockholders with a meaningful role in the director election process, and therefore effectively address the concerns reflected by the proponent.

Our directors are currently elected by a “plurality” vote, which means that, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. The plurality vote standard is the default standard under the corporate laws of Delaware (our state of incorporation) and many public companies incorporated in Delaware and elsewhere rely upon the standard for very valid corporate reasons, including the avoidance of failed board elections and resulting board vacancies (which could impact compliance with board independence requirements under applicable stock exchange rules) and the potential for “holdover” incumbent directors.

We believe that our stockholders have a history of electing strong and independent boards under our existing plurality standard. This stockholder proposal asks our Board to amend our governing documents to change this standard in uncontested elections to a majority vote standard. We believe the plurality vote standard continues to be the best standard for electing our directors, particularly in light of our stockholder base that includes two principal stockholders that collectively own greater than 50% of our common stock.

Moreover, the Board believes that we already have a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of our stockholders. Director nominees are evaluated and recommended for election by the Nominating and Corporate Governance Committee, which is comprised solely of independent directors. In recommending nominees, the committee considers a variety of factors as outlined in this proxy statement. We also have published in this proxy statement information on how stockholders and other interested parties can communicate their views on potential nominees or other matters with the Board. Thus, the Board believes that current Board policies provide an appropriate mechanism for electing an effective Board of Directors committed to delivering long-term stockholder value, and for allowing meaningful stockholder input into the process.

In reviewing the proposal, we have also considered our historical election results. Since we became a publicly traded company, no director nominee has ever received a greater number of votes withheld from his election than votes for his election. Therefore, the voting requirement that has been proposed would not have ever affected the outcome of our election process. In the event that a director nominee should ever receive a greater number of “withhold” votes, it is the intention of our Board to consider the reasons for the vote, and take any appropriate actions under the circumstances. As we believe that our stockholders have a history of electing highly qualified directors under our current nomination and election process, we believe a change to a majority voting requirement is not necessary to improve our corporate governance practices.

Finally, we have closely monitored the ongoing dialogue over the last several years among publicly traded corporations, institutional stockholders, corporate governance activists and corporate law experts about potential changes in the standard of voting for directors. It is anticipated that this ongoing dialogue will result in the development and refinement of best practices related to voting for the election of directors and may result in alternative proposals for modifying the current system of plurality voting and related statutory changes. Given that the examination of this complex issue and the development and refinement of best practices remains in progress, the Board believes that taking the action suggested in this proposal at this time would be premature. The Board of Directors has been, and will continue to be, engaged in a process to fully monitor and evaluate the progress of this dialogue and will actively consider whether changes to the current voting system are appropriate and in the best interests of our stockholders.

The Board of Directors recommends that stockholders vote
AGAINST
the adoption of this stockholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information regarding the beneficial ownership of our common stock as of March 22, 2010 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or conversion of convertible notes that are either immediately exercisable or convertible or exercisable or convertible within 60 days of March 22, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and dispositive authority with respect to all shares shown as beneficially owned by them.

The number of shares owned and percentage of ownership in the following table is based on 16,235,624 shares of common stock outstanding on March 22, 2010.

Except as otherwise indicated below, the address for each stockholder listed below is c/o Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned	Shares

5% or More Stockholders:(1)
Generation Funds(2)	4,130,700	25.4%
Sean O. Casey, M.D.(3)	3,919,271	24.0%
Royce & Associates, LLC(4)	824,956	5.1%
Directors and Executive Officers:
Robert C. Kill(5)	249,111	1.5%
Leonard C. Purkis(6)	144,550	*
Richard W. Jennings(7)	162,550	1.0%
Eduard Michel, M.D., Ph.D.(8)	998,359	6.1%
Michael J. Kolar(9)	49,383	*
Nabil N. El-Hage(10)	34,742	*
Andrew P. Hertzmark(11)	33,492	*
Mark E. Jennings(12)	4,164,192	25.6%
Richard J. Nigon(10)	34,742	*
David L. Schlotterbeck(13)	10,000	*
Brian F. Sullivan(13)	19,566	*
Kevin H. Roche(13)	10,000	*
All current directors and executive officers as a group (12 persons)(14)	5,910,687	35.3%

*	Less than one percent

(1)	Dr. Michel also holds greater than five percent of our outstanding shares of common stock.

(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Generation Capital Partners II LP, Generation Capital Partners VRC LP, and Generation Members’ Fund II LP (collectively referred to as the “Generation Funds”), beneficially own 2,708,686, 1,156,914, and 265,100 shares, respectively. Mark E. Jennings and John Hawkins each may be deemed to control each of the Generation Funds and therefore may be deemed to beneficially own all 4,130,700 shares collectively owned by the Generation Funds. Each of these individuals disclaims beneficial ownership of all shares of our common stock that the Generation Funds may be deemed to beneficially own. The address of Generation Funds is One Greenwich Office Park Greenwich, CT 06831.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 12, 2010. Includes options exercisable for 100,000 shares of common stock within 60 days of March 22, 2010 and 378,415 shares that are held by trusts for the benefit of Dr. Casey’s children. Dr. Casey’s address, as indicated in his schedule 13G/A, is 121 S. 8th Street, Suite 800, Minneapolis, MN, 55402.

(4)	Based upon a Schedule 13G filed on January 26, 2010. The address of Royce & Associates LLC as indicated in the Schedule 13G is 745 Fifth Avenue, New York, NY, 10151.

(5)	Includes options exercisable for 137,500 shares of common stock within 60 days of March 22, 2010, and 91,611 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants.

(6)	Includes options exercisable for 89,375 shares of common stock within 60 days of March 22, 2010, 44,425 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants, and 7,000 shares held by a trust for the benefit of Mr. Purkis’ wife.

(7)	Includes options exercisable for 114,375 shares of common stock within 60 days of March 22, 2010 and 44,425 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants.

(8)	Includes options exercisable for 16,667 shares of common stock within 60 days of March 22, 2010 and 100,000 shares that are held by a trust for the benefit of Dr. Michel’s children.

(9)	Consists of options exercisable for 20,000 shares of common stock within 60 days of March 22, 2010 and 29,383 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(10)	Consists of options exercisable for 31,250 shares of common stock within 60 days of March 22, 2010 and 3,492 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(11)	Consists of options exercisable for 30,000 shares of common stock within 60 days of March 22, 2010 and 3,492 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(12)	Consists of options exercisable for 30,000 shares of common stock exercisable within 60 days of March 22, 2010, 3,492 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant, and 4,130,700 shares of common stock beneficially owned by the Generation Funds. Mr. Jennings disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by the Generation Funds.

(13)	Includes or consists of options exercisable for 10,000 shares of common stock within 60 days of March 22, 2010.

(14)	Includes options exercisable for 530,417 shares of common stock within 60 days of March 22, 2010 and 223,812 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants. Also includes the 4,130,700 shares of common stock beneficially owned by the Generation Funds, as to which Mr. Jennings disclaims beneficial ownership.

OTHER MATTERS

The Board of Directors is not aware of any other matters that will be brought before the Annual Meeting. If any matters are properly brought forth for consideration at the Annual Meeting, the enclosed proxy card provides that the persons named therein as proxies will have discretionary authority to vote upon such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of greater than 10% of a registered class of our equity securities to file reports with the SEC and the Nasdaq Global Market reporting their ownership of our common stock and changes in such ownership. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2009 and written representations from our current directors and executive officers that no other reports were required, all such reports were timely filed, except for the following:

•	Dr. Sean Casey was late filing a report on Form 4 for 30 sale transactions that took place on October 27, 2009 — the transactions were subsequently filed on two separate reports on Form 4 on October 30, 2009.

•	Dr. Sean Casey filed an amended report on Form 4 on August 5, 2009 for 27 sale transactions, including seven sale transactions that took place three business days earlier, on July 31, 2009. The initial report on Form 4 that Dr. Casey filed for these sale transactions on August 4, 2009 had incorrect transaction codes in Table I, Item 3, reporting the sales as purchases.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Additional copies of this proxy statement, along with copies of our Annual Report on Form 10-K for the year ended December 31, 2009 (not including exhibits or documents incorporated by reference), are available without charge to stockholders upon written or oral request to Investor Relations, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, MN 55344 or toll free at 1-866-532-7424.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed with the SEC. This web site can be accessed at http://www.sec.gov.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules governing delivery of certain corporate documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This “householding” of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement and one copy of our annual report to each address, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, MN 55344, (952)-595-1100.

Your Vote is Important!

Please mark, sign and date the enclosed proxy card as soon as possible, and return it in the pre-addressed envelope that we have provided.

By Order of the Board of Directors

Robert C. Kill
Chairman of the Board, President and
Chief Executive Officer

VIRTUAL RADIOLOGIC CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 13, 2010
9:30 a.m. (Local Time)
Virtual Radiologic Corporation Headquarters
11995 Singletree Lane
Eden Prairie, MN 55344

VIRTUAL RADIOLOGIC CORPORATION 11995 Singletree Lane, Suite 500 Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 13, 2010.
The shares of stock held of record by the undersigned on March 22, 2010 will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees for director named in Proposal 1, “FOR” Proposal 2, and “AGAINST” Proposal 3.
By signing this proxy, you revoke all prior proxies and appoint Robert C. Kill and Michael J. Kolar and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
XXXXXXXX

ADDRESS BLOCK
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote
FOR all nominees for director in Proposal 1 and FOR Proposal 2, and “AGAINST” Proposal 3.

1. Election of directors:	01 Nabil N. El-Hage	03 Brian F. Sullivan
02 Richard J. Nigon
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of Deloitte & Touche LLP as our registered independent public accounting firm

3.	Approval of stockholder proposal requesting the adoption of a majority vote standard in the election of directors.

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

☐ For	☐ Against	☐ Abstain

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, FOR THE APPROVAL OF PROPOSAL 2, AND AGAINST THE APPROVAL OF PROPOSAL 3.
Address Change? Mark Box  ☐  Indicate changes below:
          Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.